EXHIBIT 107
CALCULATION OF FILING FEE TABLE
FORM
S-8
(Form Type)
Commercial Metals Company
(Exact Name as Specified in its Charter)
Table 1 - Newly Registered Shares

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Equity (3)	Common Stock, par value $0.01 per share	Other (2)	4,637,503	$53.725	$249,149,848.68	0.0001531	$38,144.84

Total Offering Amounts				—	$249,149,848.68	—	$38,144.84

Total Fee Offsets				—	—	—	$0.00

Net Fee Due				—	—	—	$38,144.84

(1)
This Registration Statement on Form
S-8
(the “Registration Statement”) covers (i) shares of common stock, $0.01 par value per share (“Common Stock”), of Commercial Metals Company (the “Registrant”) authorized for issuance under the Commercial Metals Company 2013 Long-Term Equity Incentive Plan (as amended, the “Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock that may become issuable under the Plan by reason of any stock dividend, stock split or other similar transaction.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, based on the average of the high and low prices reported for a share of Common Stock on the New York Stock Exchange on October 15, 2024.

(3)
Represents shares of the Registrant’s Common Stock issuable under the Plan, including shares of Common Stock that may become available for issuance under the Plan upon the forfeiture, cancellation, expiration or termination of awards under the Plan.